SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

______________________________________________________________________

Name:  PRINCETON PRIVATE EQUITY FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

8000 Norman Center Drive

Suite 630

Minneapolis, MN 55437

Telephone Number (including area code): (855) 897-5390

Name and address of agent for service of process:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes [X]     No [  ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Minneapolis State of Minnesota on the 30th day of September, 2014.

PRINCETON PRIVATE EQUITY FUND

(Registrant)

By:

/s/ John L. Sabre

John L. Sabre

President (Principal Executive Officer), Trustee and Chairman

Pursuant to the requirements of the Investment Company Act of 1940, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

PRINCETON PRIVATE EQUITY FUND

/s/ Jeffrey Greiner *	Trustee	September 30, 2014
/s/ Andrew Putterman	Trustee	September 30, 2014
/s/ John L. Sabre	President (Principal Executive Officer), Trustee and Chairman	September 30, 2014
/s/ Christopher E. Moran	Treasurer (Principal Accounting Officer)	September 30, 2014

*Attorney-in-Fact – Pursuant to Powers of Attorney.

Attest:

/s/ Jason D. Van Thiel

Date:  September 30, 2014

Name:

Jason D. Van Thiel

Title:

Secretary